Exhibit 99.1

For additional information, contact: Joseph Stegmayer Chairman and CEO Phone: 602-256-6263 joes@cavco.com On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL FOURTH QUARTER AND YEAR END RESULTS
Completes Acquisition of Palm Harbor Homes
PHOENIX, May 5, 2011 — Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the fourth quarter and fiscal year ended March 31, 2011.
Net sales for the fourth quarter of fiscal 2011 totaled $38,822,000, up 7% from $36,271,000 for the fourth quarter of fiscal year 2010. Net income attributable to Cavco stockholders for the fiscal 2011 fourth quarter was $1,609,000 compared to a net loss of $729,000 reported in the same quarter one year ago. The company recognized an income tax benefit of $950,000 because of a change in Arizona state income tax rates enacted during the fourth quarter of fiscal 2011. Net income per share based on basic and diluted weighted average shares outstanding was $0.24 and $0.23, respectively, versus basic and diluted net loss per share of $0.11 last year.
For the fiscal year ended March 31, 2011, net sales increased 49% to $171,827,000 from $115,612,000 for fiscal year 2010. The prior year period includes the financial results of Fleetwood Homes since August 17, 2009, the date of acquisition, as previously disclosed. Net income attributable to Cavco stockholders for fiscal year 2011 was $2,831,000 compared to a net loss of $3,371,000 last year. For fiscal 2011, net income per share based on basic and diluted weighted average shares outstanding was $0.43 and $0.41, respectively, versus basic and diluted net loss per share of $0.52 for the prior year period.
Referring to fiscal year 2011 fourth quarter results, Dan Urness, Vice President and Chief Financial Officer said, “Operations during the final fiscal quarter were adversely affected by low incoming order rates, minimal backlogs, and intense competition. However, our operations people effectively managed costs to help improve gross profit as a percentage of net sales to 13.7% this quarter compared to 8.8% during the fourth quarter of fiscal 2010. The overall financial results this quarter, while favorable in light of depressed economic conditions, were bolstered by $782,000 of interest income from the debtor-in-possession loan that Cavco’s subsidiary, Fleetwood Homes, Inc., provided to Palm Harbor Homes, Inc., a competitor, during that company’s bankruptcy proceedings.”
On April 23, 2011, Fleetwood Homes, Inc., a subsidiary owned 50% by Cavco and 50% by Third Avenue Value Fund (TAVFX), purchased substantially all of Palm Harbor’s assets and certain liabilities. Palm Harbor is a manufacturer and marketer of factory-built housing and a provider of related consumer financing and insurance products. The aggregate gross purchase price of $83.9 million is exclusive of transaction costs, specified liabilities assumed and post-closing adjustments. Of the purchase price, approximately $45.3 million was used to retire the debtor-in-possession loan previously made by Fleetwood Homes to Palm Harbor; and $13.4 million was deposited in escrow pending regulatory sale approval for the stock of Standard Casualty Co., at which time the escrowed funds will be released to the Palm Harbor estate. The purchase price was funded by Fleetwood Homes’ cash on hand along with equal equity contributions from Cavco and Third Avenue. Transaction costs incurred relating to the Palm Harbor acquisition were $175,000 for the three months ended March 31, 2011 and $272,000 for fiscal year 2011. We expect to have additional transaction-related expenses during fiscal year 2012.
Included in the purchased assets were five operating factory-built home production facilities, idled factories in nine locations, 49 operating retail locations, one office building, real estate, all related equipment, accounts receivable, customer deposits, inventory, certain trademarks and trade names, intellectual property, and specified contracts and leases. All outstanding shares of CountryPlace Acceptance Corp., CountryPlace Mortgage, Ltd. and their wholly-owned finance subsidiaries were also part of the purchase. Further, the transaction included the assumption of certain liabilities of Palm Harbor, including primarily, certain warranty obligations. As described above, the completion of the acquisition of Standard Casualty Company is pending regulatory approval.

Commenting on fiscal year 2011, Joseph Stegmayer, Chairman, President and Chief Executive Officer said, “We are pleased to report positive results for the year. Although market conditions were extremely challenging, Cavco’s emphasis on product design flexibility, quality and excellent customer service continue to facilitate and complement the company’s growth.” Regarding the Palm Harbor transaction, Mr. Stegmayer commented, “The successful purchase of the Palm Harbor assets provides further geographic expansion, increased home distribution, and entry into financial and insurance businesses specific to our industry. Palm Harbor’s strong reputation for product quality and exceptional service fits well with Cavco and Fleetwood Homes’ existing businesses. Palm Harbor’s people are engaged in the transition and integration process now underway.”
“We were recently named the 2011 Manufacturer of the Year by the Manufactured Housing Institute, the factory-built home industry’s national trade organization, for the second consecutive year. In addition, both Cavco and Palm Harbor received several design awards from MHI. These honors are a reflection of our valued employees, customers and vendors and we appreciate the recognition,” Mr. Stegmayer concluded.
Cavco’s senior management will hold a conference call to review these results tomorrow, May 6, 2011, at 12:00 noon (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at www.cavco.com under the Investor Relations link. An archive of the webcast and presentation will be available for 90 days at www.cavco.com under the Investor Relations link.
Cavco Industries, Inc., headquartered in Phoenix, Arizona, is one of the largest producers of HUD code manufactured homes in the United States, based on reported wholesale shipments of Cavco, Palm Harbor and Fleetwood Homes. The Company is also a leading producer of park model homes and vacation cabins in the United States.
Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: adverse industry conditions; general deterioration in economic conditions and continued turmoil in the credit markets; a write-off of all or part of our goodwill, which could adversely affect operating results and net worth; the cyclical and seasonal nature of our business; limitations on our ability to raise capital; curtailment of available financing in the manufactured housing industry; our contingent repurchase obligations related to wholesale financing; competition; our ability to maintain relationships with retailers; labor shortages; pricing and availability of raw materials; unfavorable zoning ordinances; our ability to complete the acquisition of the Standard Casualty Co. and successfully integrate Fleetwood Homes, Palm Harbor, and any future acquisition or attain the anticipated benefits of such acquisition; the risk that the acquisition of Fleetwood Homes, Palm Harbor, and any future acquisition may adversely impact our liquidity; expansion of retail and manufacturing businesses and entry into new lines of business, namely manufactured housing consumer finance and insurance, through the Palm Harbor transaction; our participation in certain wholesale financing programs for the purchase of our products by industry retailers may expose us to additional risk of credit loss; together with all of the other risks described in our filings with the Securities and Exchange Commission. Readers are specifically referred to the Risk Factors described in Item 1A of the 2010 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31,	March 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$76,513	$74,988
Restricted cash	436	227
Accounts receivable	6,571	9,428
Inventories	16,036	15,751
Prepaid expenses and other current assets	2,495	6,278
Debtor-in-possession note receivable	40,060	—
Deferred income taxes	4,720	6,240

Total current assets	146,831	112,912

Property, plant and equipment, at cost:
Land	16,046	16,194
Buildings and improvements	19,672	20,345
Machinery and equipment	11,453	10,983

	47,171	47,522
Accumulated depreciation	(11,178)	(9,933)

	35,993	37,589

Inventory finance notes receivable, net	17,759	12,929
Goodwill and other intangibles, net	68,859	68,912

Total assets	$269,442	$232,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,495	$5,375
Accrued liabilities	26,245	26,919
Noncontrolling interest note payable	36,000	—

Total current liabilities	65,740	32,294

Deferred income taxes	17,214	19,694

Redeemable noncontrolling interest	35,819	34,578

Stockholders’ equity
Preferred Stock, $.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common Stock, $.01 par value; 20,000,000 shares authorized; Outstanding 6,817,606 and 6,541,684 shares, respectively	68	65
Additional paid-in capital	129,211	127,152
Retained earnings	21,390	18,559

Total stockholders’ equity	150,669	145,776

Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$269,442	$232,342

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CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2011	2010	2011	2010

Net sales	$38,822	$36,271	$171,827	$115,612
Cost of sales	33,507	33,079	147,549	104,915

Gross profit	5,315	3,192	24,278	10,697
Selling, general and administrative expenses	5,345	4,754	21,345	16,718

(Loss) income from operations	(30)	(1,562)	2,933	(6,021)
Interest income	1,071	114	2,028	222

Income (loss) before income taxes	1,041	(1,448)	4,961	(5,799)
Income tax benefit (expense)	692	494	(889)	2,006

Net income (loss)	1,733	(954)	4,072	(3,793)
Less: net income (loss) attributable to noncontrolling interest	124	(225)	1,241	(422)

Net income (loss) attributable to Cavco common stockholders	$1,609	$(729)	$2,831	$(3,371)

Net income (loss) per share attributable to Cavco common stockholders:
Basic	$0.24	$(0.11)	$0.43	$(0.52)

Diluted	$0.23	$(0.11)	$0.41	$(0.52)

Weighted average shares outstanding:
Basic	6,817,606	6,541,684	6,637,270	6,516,572

Diluted	6,903,873	6,541,684	6,859,457	6,516,572

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CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA — CONTINUING OPERATIONS
(Dollars in thousands, except average sales price amounts)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2011	2010	2011	2010

Net sales
Manufacturing	$37,939	$35,320	$166,915	$112,345
Retail	2,614	2,096	10,247	8,218
Less: Intercompany	(1,731)	(1,145)	(5,335)	(4,951)

Net sales	$38,822	$36,271	$171,827	$115,612

Floors sold — manufacturing	1,595	1,600	7,308	4,880

Average sales price per floor — manufacturing	$23,786	$22,075	$22,840	$23,022

Homes sold — manufacturing	1,103	1,071	4,771	3,255

Average sales price per home — manufacturing	$34,396	$32,979	$34,985	$34,515

Homes sold — retail	32	26	123	114

Capital expenditures	$279	$213	$959	$391

Depreciation	$320	$327	$1,304	$1,170

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